KPMG

KPMG LLP

Suite 1400

2323 Ross Avenue

Dallas, TX 75201-2721

Consent of Independent Registered Pubic Accounting Firm

The Board of Trustees and Shareholders

Vertical Capital Income Fund:

We consent to the use of our report dated March 21, 2017, with respect to the financial statements of Vertical Capital Income Fund (the Fund) as of September 30, 2016, incorporated by reference herein, and to the reference to our Firm under the headings “Independent Registered Pubic Accounting Firm” in the Prospectus and in the Statement of Additional Information.

/s/ KPMG LLP

Dallas, Texas

March 28, 2017

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with

KPMG International Cooperative (“KPMG International”), a Swiss entity.